Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. COMPLETES PRIVATE OFFERING OF
$300 MILLION OF SENIOR NOTES
NEW YORK, NY, November 17, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that it has completed its previously announced private offering of $300 million in aggregate principal amount of 9.5% Senior Notes due 2017 (the “New Notes”). The New Notes were issued at a price of 100% of their principal amount. The net proceeds from this offering, together with cash on hand, will be used to finance the tender offer and consent solicitation for any and all of the Company’s currently outstanding 9.25% Senior Notes due 2013.
The New Notes were offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The New Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the New Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global pulp manufacturing company.
The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. In particular, statements about our plans or intentions regarding the completion of the tender offer and consent solicitation are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors/Media: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	(212) 850-5600
Chairman & President
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099